Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-131600 (Dated January 8, 2006)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-867-2654.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter's obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear in this free writing prospectus or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

This free writing prospectus relates to Registration Statement No. 333-131600.

Analysis of Bond X		Please do not change spreadsheet arrangement or add cells - this sheet feeds a model.

Collateral Stats	Total		Pool Av FICO	% of pool		IO Av FICO	% of pool
Originator	PHH	<= 500	0	0.14	<= 500
Servicer		501 - 520			501 - 520
Credit Risk Manager		521 - 540			521 - 540
Structure Type		541 - 560			541 - 560
Lead Bank		561 - 580			561 - 580
Current Principal Balance	371,546,545	581 - 600	586	0.07	581 - 600
# of Loans	1,424	601 - 620	615	0.90	601 - 620	617	0.75
Av Current Balance	260,918	621 - 640	631	8.53	621 - 640	631	8.31
Av Balance < 600 FICO	150,656	641 - 660	651	8.71	641 - 660	651	8.55
% FICO < 650	13.5%	661 - 680	670	15.60	661 - 680	670	14.58
% FICO < 600	20.0%	681 - 700	689	19.28	681 - 700	689	21.70
% FICO < 560	14.0%	701 - 720	710	11.65	701 - 720	710	11.69
% loans > 500k	30.36%	721 - 740	731	12.05	721 - 740	732	11.00
FICO of > 500k loans	709.92%	741 - 760	751	7.30	741 - 760	751	7.16
% loans > 750k	7.65%	761 - 780	771	8.10	761 - 780	771	8.88
FICO of > 750k Loans	707.92%	781 - 800	790	4.81	781 - 800	789	4.86
% loans < 100k	4.68%	> 800	807	2.86	> 800	805	2.54
FICO of < 100k loans	706.20%	Total should add to:		100%	Total should add to:		100%
WA FICO	704.0%
1st Lien	100.0%
2nd Lien	0.0%
% Simultaneous Seconds	39.8%
% Silent Seconds	39.8%
CLTV % with Silent Seconds	95.15%
WAC	7.08%
WAM (in months)	358.42
Initial Cap	3.47%
Periodic Cap	1.40%
Lifetime Cap	8.36%
Floor	1.58%
ARMs	70.06%
Fixed	0
% > 50% DTI Loans	0
FICO of > 50% DTI Loans	683.00%
DTI	35.1%
DTI of > 500k loans	35.02%
DTI > 45	4.90%
DTI > 50	1.73%
LTV of DTI > 50	79.59%
FICO of DTI > 50	683.00%
Original LTV	76.78%
LTV of > 500k loans	74.5%
% over 90% LTV	5.1%
WA FICO of loans over 90% LTV	705.59%
WA Margin (ARMs)	2.25%
% Option Arm	0.00%
% I/O	66.41%
FICO on I/O%	704.42%
LTV on I/O%	76.50%
% 2 year IO	0.00%
% 3 year IO	0.19%
% 5 year IO	0.55%
% 40 year	0.00%
% Purchase	60.84%
% Cash Out Refi	30.44%
% Rate/Term Refi	8.72%
% Owner Occupied	83.00%
% Investor	12.36%
FICO Investor	705.00%
% Full Documentation	0.54%
% Stated Documentation	24.91%
% Reduced Documentation	66.49%
% Mortgage Insurance	11.91%
% LTV on Mortgage Insurance	91.80%
What LTV does MI cover to?	73.40%
% Single Family	60.79%
% PUD	17.45%
% MH	0.00%
% Condo	12.08%
2 year prepay penalties	0.00%
3 year prepay penalties	0.00%
% CA	28.30%
% FL	8.99%
FICO FL	694.00%
% NY	6.91%
% NV	1.94%
% AZ	3.96%
% TX	1.52%
% MI	2.31%
% OH	0.51%
% IN	0.77%

Collateral Stratifications		Please do not change spreadsheet arrangement or add cells - this sheet feeds a model.

LTV Distribution	#	$	% ($)	2/28	3/27	5/25	MI%	Full Doc%	GWAC	FICO	OLTV %	CLTV%	Purchase	Investor	CA	FL	1st Lien	Silent 2nd
<= 30.00	19	1,998,142.97	0.54%	0.00%	0.00%	29.71%	0.00%	0.00%	7.20%	695	24.36%	24.36%	6.45%	0.00%	17.00%	5.02%	100.00%	0.00%
30.01 - 40.00	19	3,645,686.57	0.98%	0.00%	2.74%	37.75%	0.00%	0.00%	7.03%	710	37.23%	37.23%	23.44%	0.00%	17.06%	0.00%	100.00%	0.00%
40.01 - 50.00	32	8,725,255.05	2.35%	0.00%	17.19%	28.35%	0.00%	0.00%	6.92%	728	46.04%	48.85%	31.96%	0.00%	32.97%	6.06%	100.00%	17.99%
50.01 - 60.00	61	18,214,716.77	4.90%	0.00%	0.00%	29.12%	0.00%	2.19%	6.89%	709	55.45%	58.68%	17.34%	0.00%	27.96%	11.99%	100.00%	13.20%
60.01 - 70.00	118	33,161,223.29	8.93%	0.00%	0.00%	26.47%	0.00%	0.53%	7.03%	693	67.20%	67.85%	22.48%	0.00%	14.11%	13.83%	100.00%	5.78%
70.01 - 80.00	912	261,320,511.46	70.33%	0.00%	1.03%	43.54%	0.00%	0.25%	7.01%	704	78.90%	87.93%	68.13%	0.00%	34.13%	7.90%	100.00%	54.22%
80.01 - 90.00	145	25,675,180.07	6.91%	0.00%	0.80%	24.54%	99.09%	0.91%	7.49%	706	88.93%	89.02%	72.07%	0.00%	7.19%	13.19%	100.00%	0.44%
90.01 - 100.00	118	18,805,828.53	5.06%	0.00%	0.00%	33.25%	100.00%	2.75%	7.76%	706	95.71%	95.71%	80.40%	0.00%	2.65%	10.42%	100.00%	0.00%
>100

FICO
<= 500	2	510,019.02	0.14%	0.00%	0.00%	0.00%	0.00%	69.93%	7.70%	0	80.00%	80.00%	100.00%	0.00%	0.00%	0.00%	100.00%	0.00%
501 - 520
521 - 540
541 - 560
561 - 580
581 - 600	3	243,260.49	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	8.78%	586	70.31%	70.31%	31.20%	0.00%	0.00%	47.86%	100.00%	0.00%
601 - 620	15	3,356,072.66	0.90%	0.00%	0.00%	36.52%	14.98%	21.29%	7.82%	615	74.71%	74.71%	31.91%	0.00%	0.00%	19.28%	100.00%	0.00%
621 - 640	116	31,702,476.26	8.53%	0.00%	0.00%	39.94%	17.61%	0.00%	7.23%	631	76.83%	79.38%	37.91%	0.00%	26.23%	15.29%	100.00%	25.40%
641 - 660	141	32,374,709.05	8.71%	0.00%	1.32%	31.43%	9.62%	0.67%	7.18%	651	73.77%	76.36%	31.00%	0.00%	24.29%	10.57%	100.00%	22.45%
661 - 680	225	57,965,505.48	15.60%	0.00%	0.88%	35.93%	12.19%	0.22%	7.07%	670	78.05%	83.16%	58.00%	0.00%	23.79%	11.10%	100.00%	31.99%
681 - 700	257	71,632,466.17	19.28%	0.00%	0.83%	41.84%	6.58%	0.00%	6.99%	689	76.54%	85.83%	59.84%	0.00%	36.76%	6.71%	100.00%	52.47%
701 - 720	175	43,287,130.58	11.65%	0.00%	0.40%	44.95%	15.31%	0.00%	7.02%	710	78.46%	86.73%	69.42%	0.00%	36.26%	6.72%	100.00%	48.18%
721 - 740	162	44,763,456.05	12.05%	0.00%	0.09%	36.71%	10.15%	0.00%	7.09%	731	77.74%	86.94%	71.04%	0.00%	23.81%	7.82%	100.00%	53.50%
741 - 760	123	27,130,858.62	7.30%	0.00%	0.00%	32.68%	14.65%	0.00%	7.07%	751	77.34%	84.74%	71.75%	0.00%	22.68%	8.38%	100.00%	41.35%
761 - 780	111	30,090,597.82	8.10%	0.00%	3.05%	46.34%	12.15%	0.58%	6.95%	771	75.53%	82.74%	74.79%	0.00%	33.48%	6.24%	100.00%	38.89%
781 - 800	60	17,884,018.18	4.81%	0.00%	0.00%	44.93%	12.64%	2.23%	7.04%	790	75.46%	81.22%	74.28%	0.00%	21.98%	10.67%	100.00%	31.22%
> 800	34	10,605,974.33	2.85%	0.00%	17.22%	30.80%	20.79%	0.00%	7.26%	807	74.52%	79.19%	82.36%	0.00%	21.87%	6.21%	100.00%	27.78%

Loan Balance
<= 100,000	260	17,684,619.33	4.76%	0.00%	0.79%	13.19%	30.96%	1.13%	7.63%	707	77.46%	81.39%	83.99%	0.00%	1.35%	6.29%	100.00%	20.53%
100,000.01 - 150,000.00	266	33,733,893.70	9.08%	0.00%	0.00%	20.39%	22.02%	1.16%	7.35%	701	77.55%	83.76%	73.49%	0.00%	2.34%	14.78%	100.00%	33.86%
150,000.01 - 200,000.00	212	37,147,973.64	10.00%	0.00%	0.47%	29.51%	19.81%	0.47%	7.29%	702	78.44%	84.95%	70.35%	0.00%	4.57%	16.36%	100.00%	37.41%
200,000.01 - 250,000.00	111	24,861,026.44	6.69%	0.00%	0.83%	31.60%	16.72%	1.88%	7.25%	700	78.16%	84.48%	62.31%	0.00%	7.33%	16.67%	100.00%	35.22%
250,000.01 - 300,000.00	125	34,455,627.85	9.27%	0.00%	0.82%	31.86%	16.38%	0.00%	7.20%	707	78.94%	87.03%	67.97%	0.00%	19.28%	8.68%	100.00%	43.38%
300,000.01 - 350,000.00	87	28,497,766.41	7.67%	0.00%	1.15%	38.80%	20.65%	0.00%	7.19%	696	78.69%	85.78%	62.05%	0.00%	28.78%	10.34%	100.00%	42.81%
350,000.01 - 400,000.00	67	25,300,731.05	6.81%	0.00%	1.54%	35.72%	13.64%	2.99%	7.10%	702	77.41%	83.14%	53.57%	0.00%	39.13%	5.80%	100.00%	35.92%
400,000.01 - 450,000.00	65	27,838,960.46	7.49%	0.00%	1.54%	52.62%	4.57%	0.00%	6.94%	698	76.00%	84.01%	55.10%	0.00%	40.55%	6.09%	100.00%	46.09%
450,000.01 - 500,000.00	61	29,231,610.66	7.87%	0.00%	0.00%	57.11%	6.60%	0.00%	6.84%	701	76.64%	85.84%	55.50%	0.00%	49.17%	1.64%	100.00%	50.65%
500,000.01 - 550,000.00	47	24,625,745.15	6.63%	0.00%	4.24%	31.78%	4.36%	0.00%	6.92%	706	76.31%	81.49%	48.84%	0.00%	35.99%	4.38%	100.00%	36.10%
550,000.01 - 600,000.00	32	18,428,853.89	4.96%	0.00%	0.00%	55.94%	3.11%	0.00%	6.71%	716	77.26%	82.39%	53.14%	0.00%	46.89%	3.02%	100.00%	34.55%
600,000.01 - 650,000.00	23	14,476,190.03	3.90%	0.00%	0.00%	52.49%	0.00%	0.00%	6.93%	701	77.84%	84.51%	69.60%	0.00%	51.95%	8.70%	100.00%	38.99%
650,000.01 - 700,000.00	18	12,213,589.39	3.29%	0.00%	0.00%	66.46%	0.00%	0.00%	6.68%	710	72.44%	79.04%	32.86%	0.00%	55.19%	11.29%	100.00%	38.69%
700,000.01 - 750,000.00	20	14,611,982.43	3.93%	0.00%	0.00%	60.00%	0.00%	0.00%	6.95%	720	76.21%	83.27%	50.00%	0.00%	35.44%	9.78%	100.00%	40.29%
750,000.01 - 800,000.00	4	3,117,596.00	0.84%	0.00%	0.00%	24.38%	0.00%	0.00%	6.97%	713	79.96%	90.08%	75.62%	0.00%	24.38%	0.00%	100.00%	75.62%
> 800,000	26	25,320,378.28	6.81%	0.00%	5.92%	43.62%	0.00%	0.00%	6.74%	707	68.33%	73.71%	51.26%	0.00%	49.25%	7.10%	100.00%	48.39%

DTI
<= 20.00	236	47,489,273.16	12.78%	0.00%	0.00%	24.58%	16.60%	0.00%	7.43%	720	75.64%	77.24%	73.66%	0.00%	12.65%	13.78%	100.00%	11.25%
20.01 - 25.00	81	19,128,369.43	5.15%	0.00%	0.00%	31.94%	10.93%	1.86%	7.01%	704	74.84%	78.21%	60.92%	0.00%	12.99%	8.61%	100.00%	20.24%
25.01 - 30.00	130	30,909,066.13	8.32%	0.00%	0.00%	45.58%	9.45%	0.00%	7.00%	702	75.80%	82.06%	56.95%	0.00%	18.28%	10.52%	100.00%	37.91%
30.01 - 35.00	256	72,965,534.17	19.64%	0.00%	3.20%	36.42%	10.71%	0.28%	7.01%	706	75.14%	81.64%	54.66%	0.00%	34.85%	5.14%	100.00%	39.75%
35.01 - 40.00	471	133,608,071.48	35.96%	0.00%	1.58%	42.33%	10.57%	0.25%	7.03%	700	77.91%	86.39%	59.63%	0.00%	35.60%	7.54%	100.00%	49.66%
40.01 - 45.00	184	49,258,131.28	13.26%	0.00%	0.08%	43.76%	12.09%	0.94%	6.98%	702	78.32%	85.98%	64.24%	0.00%	31.72%	10.75%	100.00%	46.95%
45.01 - 50.00	42	11,762,880.08	3.17%	0.00%	0.00%	34.25%	15.92%	5.33%	7.12%	704	76.50%	85.22%	61.96%	0.00%	20.20%	9.40%	100.00%	45.31%
50.01 - 55.00	12	3,872,564.34	1.04%	0.00%	0.00%	76.56%	22.66%	0.00%	7.49%	679	77.37%	85.17%	62.21%	0.00%	0.00%	17.26%	100.00%	49.24%
> 55.00	12	2,552,654.64	0.69%	0.00%	0.00%	51.57%	28.18%	0.00%	7.47%	688	82.96%	88.53%	35.52%	0.00%	0.00%	41.72%	100.00%	41.31%
Unknown

Product Type
2 year IO
3 year IO	9	4,349,978.66	1.17%	0.00%	100.00%	0.00%	4.72%	0.00%	7.29%	749	68.21%	83.00%	92.50%	0.00%	46.94%	4.72%	100.00%	87.78%
5 year IO	358	128,667,042.43	34.63%	0.00%	0.00%	100.00%	7.36%	0.35%	6.84%	706	77.72%	86.22%	59.82%	0.00%	48.22%	6.35%	100.00%	49.67%
Other IO	326	113,742,774.89	30.61%	0.00%	0.00%	0.00%	7.65%	0.00%	6.94%	701	75.44%	82.24%	51.32%	0.00%	29.97%	9.92%	100.00%	42.11%
Non-IO	731	124,786,748.73	33.59%	0.00%	0.11%	12.98%	20.73%	1.24%	7.44%	703	77.33%	81.61%	69.46%	0.00%	5.57%	11.01%	100.00%	25.70%
40 Year Loan
Other

Purpose
Purchase	965	226,038,062.06	60.84%	0.00%	1.84%	38.94%	14.88%	0.40%	7.17%	714	79.98%	89.86%	100.00%	0.00%	25.60%	9.13%	100.00%	57.33%
Cash Out Refinance	360	113,105,014.95	30.44%	0.00%	0.29%	37.77%	7.45%	0.60%	6.94%	685	71.71%	72.46%	0.00%	0.00%	32.08%	10.77%	100.00%	7.00%
Rate Term Refinance	99	32,403,467.70	8.72%	0.00%	0.00%	43.62%	6.79%	1.23%	6.93%	702	72.15%	76.69%	0.00%	0.00%	33.89%	1.80%	100.00%	31.46%

Occupancy
Investor	289	45,906,727.62	12.36%	0.00%	0.09%	26.68%	25.79%	0.84%	7.49%	705	77.35%	77.52%	58.69%	0.00%	17.34%	11.56%	100.00%	1.38%
Owner Occupied	1065	308,397,168.88	83.00%	0.00%	1.38%	41.56%	9.53%	0.36%	7.01%	704	76.59%	84.30%	59.89%	0.00%	31.11%	7.97%	100.00%	45.71%
Second Home	70	17,242,648.21	4.64%	0.00%	1.19%	25.74%	17.54%	2.91%	7.14%	711	78.60%	83.26%	83.42%	0.00%	7.17%	20.38%	100.00%	35.38%
Other

Property Type
2-4 Family	138	33,516,798.64	9.02%	0.00%	0.00%	22.77%	17.56%	0.73%	7.14%	707	76.35%	80.64%	43.87%	0.00%	16.53%	2.49%	100.00%	26.53%
Co-op	15	2,428,733.70	0.65%	0.00%	0.00%	57.42%	15.93%	7.24%	7.06%	717	62.54%	62.54%	38.35%	0.00%	13.71%	12.14%	100.00%	0.00%
Condominium	193	44,900,549.86	12.08%	0.00%	1.60%	34.70%	15.02%	1.08%	7.21%	710	79.12%	86.79%	78.65%	0.00%	34.82%	19.83%	100.00%	46.23%
PUD	207	64,830,493.54	17.45%	0.00%	0.74%	47.78%	11.01%	0.22%	6.97%	706	77.17%	84.52%	63.74%	0.00%	31.47%	14.51%	100.00%	45.55%
Single Family	871	225,869,968.97	60.79%	0.00%	1.46%	39.53%	10.67%	0.42%	7.07%	702	76.42%	83.06%	59.22%	0.00%	27.99%	6.18%	100.00%	39.19%
Townhouse
Other

Documentation Type
Full	11	1,988,664.93	0.54%	0.00%	0.00%	34.68%	25.99%	100.00%	7.67%	685	77.64%	77.64%	45.56%	0.00%	0.00%	3.30%	100.00%	0.00%
Stated	1248	339,567,500.62	91.39%	0.00%	1.32%	40.09%	10.96%	0.00%	7.02%	702	76.87%	84.14%	59.03%	0.00%	30.01%	8.56%	100.00%	43.50%

Deliquency Status
Current	1424	371,546,544.71	100.00%	0.00%	1.21%	38.99%	11.91%	0.54%	7.08%	704	76.78%	83.42%	60.84%	0.00%	28.30%	8.99%	100.00%	39.75%
1 month dq

Geographic Location
CA	233	105,132,002.08	28.30%	0.00%	1.94%	59.99%	2.23%	0.00%	6.77%	704	76.32%	85.19%	55.04%	0.00%	100.00%	0.00%	100.00%	53.23%
FL	147	33,399,124.60	8.99%	0.00%	0.61%	30.39%	16.00%	0.20%	7.25%	694	77.13%	82.15%	61.78%	0.00%	0.00%	100.00%	100.00%	29.03%

Employment Status
Employed	943	238,084,958.66	64.08%	0.00%	1.38%	40.64%	12.65%	0.43%	7.10%	708	77.41%	84.85%	66.53%	0.00%	30.39%	8.83%	100.00%	43.05%
Self-Employed	481	133,461,586.05	35.92%	0.00%	0.91%	36.04%	10.58%	0.72%	7.04%	698	75.65%	80.87%	50.68%	0.00%	24.56%	9.28%	100.00%	33.87%

Rating Agency Levels	Do not delete.

	Moody's	S&P	Fitch
AAA/Aaa	7.50%	7.55%
AA+/Aa1	5.75%	6.11%
AA/Aa2	4.85%	4.65%
AA-/Aa3	4.25%	4.15%
A+/A1	3.70%	3.55%
A/A2	3.15%	3.12%
A-/A3	2.80%	2.79%
BBB+/Baa1	2.45%	2.49%
BBB/Baa2	2.10%	2.19%
BBB-/Baa3	1.85%	1.86%
BB+/Ba1	1.65%	1.56%
BB/Ba2	1.45%	1.24%
BB-/Ba3	1.30%	0.99%
B/B2	1.10%	0.53%